Exhibit 10.1

Five Below, Inc.
1818 Market Street, Suite 1900
Philadelphia, PA 19103

June 8, 2014

Personal and Confidential

Joel D. Anderson
6909 St. Patrick’s Lane
Edina, MN 55439

Re: Employment Terms

Dear Joel:

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our firm as our President and Chief Operating Officer. In that position you will be an integral part of our senior management team. This letter agreement (“Agreement”) memorializes the terms and conditions agreed to and shall become effective upon your start date with the Company which is to be as soon as possible after the date hereof but in no event later than August 4, 2014 (the “Effective Date”). The terms and conditions of your employment with the Company following the Effective Date shall be as follows:

POSITION:	President and Chief Operating Officer.

REPORTING:	Chief Executive Officer of the Company (the “CEO”).

DUTIES:
You agree to perform all duties required as President of the Company, as determined and assigned by the CEO from time to time, including, without limitation, supervision and control over, and responsibility for, the general management and overall policy of the Company. Your employment will be on a full‐time and exclusive basis, and you agree that you will not accept other employment or engage in any activity that would impair or interfere with the performance of your duties to the Company, whether or not for compensation, without the express written consent of the Company’s Board of Directors (the “Board”).

BASE SALARY:
Commencing with the Effective Date, you will be paid an annual base salary of $700,000 (“Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time. Commencing with the Company’s 2016 fiscal year, your Base Salary will be subject to annual review for increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

ANNUAL INCENTIVE

BONUS:
Each year during your employment, you will be eligible for an annual cash performance bonus opportunity at a target of 100% of Base Salary and a maximum of 120% of Base Salary, subject to satisfaction of pre‐established Company performance goals applicable to the Company’s senior executive officers (the “Performance Bonus”). For the Company’s 2014 fiscal year, you will be eligible for a full-year Performance Bonus in recognition of your forfeiture of a full‐year bonus opportunity at your prior employer.

LTIP:
You will be eligible, commencing with the Company’s 2014 fiscal year, for an annual equity grant pursuant to the Company’s long‐term incentive program, with a targeted annual grant value equal to $1,200,000. The annual equity grant with respect to the Company’s 2014 fiscal year will be delivered $600,000 in performance share units (“PSUs”) and $600,000 in an option grant (collectively, with the PSUs, the “2014 Annual Grant”), determined as follows:

•	The actual number of PSUs in the 2014 Annual Grant shall be determined by dividing $600,000 by the closing price of the Company’s common stock on the Effective Date.

•
The actual number of shares underlying the option in the 2014 Annual Grant shall be determined by dividing $600,000 by the Company’s most recent, as of the Effective Date, Black-Scholes value attributable to Company options.

The 2014 Annual Grant will be made on or as soon as administratively feasible following the Effective Date. Subject to your continued employment on the applicable vesting date: the options in the 2014 Annual Grant will vest 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant; and the PSUs will vest 100% at the end of a cumulative three year performance period, subject to satisfaction of the applicable performance goal(s) established for the 2014 grants to other senior executive officers of the Company.

Commencing with the Company’s 2015 fiscal year, your annual equity grants shall be delivered and vested, subject to the same terms and conditions as equity grants made to the Company’s other senior executive officers.

RELOCATION

BONUS:
Subject to your continued employment on such date, as part of the first payroll following relocation of your permanent residence to the greater Philadelphia, PA metropolitan area, you will receive a cash bonus of $250,000.

TEMPORARY

LIVING EXPENSES:
The Company shall reimburse or pay you up to $7,500 per month, for a period of up to twelve (12) months, beginning on the first payroll date following the Effective Date to provide assistance for travel and temporary housing (the “Travel/Housing Subsidy”). The Travel/Housing Subsidy shall be subject to applicable tax withholding. In addition, for the first ten (10) business days following the Effective Date, you shall be entitled to reimbursement for reasonable hotel expenses, and such reimbursements shall be in addition to the Travel/Housing Subsidy.

REPLACEMENT

GRANT:
On or as soon as administratively feasible following the Effective Date, you will receive an equity grant (the “Replacement Grant”) of restricted stock units (“RSUs”) that will have a value of $2,300,000.

Subject to your continued employment on each vesting date, vesting of Replacement Grant will be as follows:

•	1/3 of the Replacement Grant will vest on January 1, 2015;

•
1/3 of the Replacement Grant will vest on the earlier of (A) the later of (i) October 1, 2015 or (ii) 30 days after you relocate your permanent residence to the greater Philadelphia, PA metropolitan area, and (B) January 1, 2016; and

•	1/3 of the Replacement Grant will vest on January 1, 2016.

The actual number of RSUs in your Replacement Grant shall be determined by dividing $2,300,000 by the closing price of the Company’s common stock on the Effective Date.

RETENTION GRANT:	On the Effective Date, you will receive an equity grant with a fair value equal to $2,000,000, the value of which will be equally delivered in RSUs and PSUs (the “Retention Grant”).

Subject to your continued employment on each vesting date: the time‐based RSUs in the Retention Grant will vest in equal parts on December 1, 2017 and December 1, 2018; and the PSUs in the Retention Grant will be eligible to vest in equal parts on February 3, 2018 and February 2, 2019, based on the level of the Company’s performance achieved in fiscal years 2017 and 2018 against earnings growth measures established by the Compensation Committee not later than the first anniversary of the grant date.

The actual number of RSUs and PSUs granted as your Retention Grant shall be determined by dividing $2,000,000 by the closing price of the Company’s common stock on the grant date.

REIMBURSEMENT OF

MOVING EXPENSES:
During employment, you will be reimbursed by the Company for all reasonable moving expenses incurred in connection with the relocation of your permanent residence to the Philadelphia metropolitan area in accordance with the Company’s reimbursement policies in effect from time to time. The Company will reimburse you for the reasonable hotel expenses, coach airfare from Minneapolis, Minnesota, meals and transportation incurred by your wife and children for purposes of making three (3) house-hunting trips to the Philadelphia, PA area.

BENEFITS:
During employment, you will be eligible to participate in all medical and health plans or other employee welfare benefit plans and any holiday, vacation, perquisite or retirement plans that the Company provides to other senior executive officers, subject to the terms of those plans.

D & O

INDEMNIFICATION:
During and following termination of your employment for any reason, the Company shall provide directors’ and officers’ liability insurance for you and shall indemnify and hold you harmless from any and all loss and liability for any and all authorized acts or omissions by you in the course and scope of his employment to the fullest extent permitted by law, and in no event on terms less favorable than those extended at such time to any other senior officer or director of the Company.

LEGAL FEES:
On or as soon as administratively feasible following the later of (a) the Effective Date or (b) your submission of a reimbursement request in accordance with the Company’s reimbursement policies in effect from time to time, the Company will reimburse you for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement.

TERMINATION:
You will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “Cause” or advance notice. In the event you fail to relocate your permanent residence to the greater Philadelphia, PA metropolitan area by August 31, 2015, the Company shall have until September 30, 2015 to terminate you for that reason and, if the Company does so terminate you during that period for that reason, you will be entitled to the Accrued Benefits (as defined below) and you will not be entitled to any severance benefits, including those set forth below.

Upon a termination of your employment with the Company (i) by you without Good Reason, or (ii) by the Company with Cause, you will be entitled to your accrued but unpaid Base Salary, all unused vacation days in the year of such termination that were accrued as of such termination, any vested benefits provided upon termination of employment under any of the Company’s benefit plans (other than any severance plan), reimbursement of all business expenses properly incurred prior to termination of your employment, and any Performance Bonus earned for a fiscal year prior to the fiscal year in which such termination occurs, but not yet paid as of the date of termination (collectively, the “Accrued Benefits”).

SEVERANCE:	Notwithstanding your at-will employment, in addition to the Accrued Benefits:

*
Upon a termination of your employment (i) by the Company without Cause or by you for Good Reason, in each case, within 18 months after the Effective Date or (ii) by you with or without Good Reason between January 10, 2015 and February 10, 2015, inclusive, in either such case, you will also be entitled to:

*
24 months of Base Salary continuation following such termination, payable in accordance with the Company’s normal payroll practices in effect from time to time and such payments will commence on the first payroll date of the Company following the thirtieth (30th) day after the termination of your employment (the “First Payroll Date”), subject to any delay required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if your termination occurs due to your voluntary resignation between January 10, 2015 and February 10, 2015 inclusive, your severance payments will be reduced (on a prospective basis only) dollar for dollar by any employment, consulting or independent contractor compensation actually received by you during the two year period after such resignation. The portion of the severance pay that would have been paid to you during the period between the termination of your employment and the First Payroll Date had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date and thereafter the remaining portion of the severance pay will be paid without delay as provided in this paragraph; and

*
monthly payments equal to the applicable monthly premium for COBRA continuation coverage for so long as you are receiving such continuation coverage up to 24 months after such termination, commencing on the First Payroll Date; provided that the portion of the COBRA premiums paid by you during the period between the termination of your employment and the First Payroll Date, if any, had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date.

*
Additionally, upon a termination of your employment (i) by the Company without Cause, or (ii) by you for Good Reason, in each case within 18 months after the Effective Date only, you will also be entitled to:

*
continued vesting of the Replacement Grant, according to the original vesting schedule, as set forth above; provided however, that vesting of the Replacement Grant under these circumstances shall not be subject to the condition of your continued employment on each vesting date.

*	Upon a termination of your employment (i) by the Company without Cause, or (ii) by you for Good Reason, in each case more than 18 months after the Effective Date, you will be entitled to:

*
12 months of Base Salary continuation following such termination, payable in accordance with the Company’s normal payroll practices in effect from time to time and such payments will commence on the First Payroll Date. The portion of the severance pay that would have been paid to you during the period between the termination of your employment and the First Payroll Date had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date and thereafter the remaining portion of the severance pay will be paid without delay as provided in this paragraph; and

*
monthly payments equal to the applicable monthly premium for COBRA continuation coverage for so long as you are receiving such continuation coverage up to 12 months after such termination, commencing on the First Payroll Date; provided that the portion of the COBRA premiums paid by you during the period between the termination of your employment and the First Payroll Date, if any, had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date.

For this purpose:

“Cause” means (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) refusal, failure or inability to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (iv) below) to the Company (other than due to a Disability as defined in the Company Equity Incentive Plan), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof; (iii) gross negligence or willful misconduct in the course of employment; (iv) any material breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (v) other conduct, material in nature, involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; (vi) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or a felony;

“Good Reason” means (i) a material diminution in your Base Salary or Performance Bonus target; (ii) a material, adverse change in your authority, duties, title or responsibilities from those in effect on the Effective Date; (iii) a requirement that you report to anyone other than the CEO or the Board; (iv) any willful action or inaction that constitutes a material breach by the Company of any of its covenants or obligations under this Agreement; or (v) the relocation of the geographic location of your principal place of employment by more than 50 miles from the Company’s principal executive office on the Effective Date; provided, that, no event described above shall constitute “Good Reason” unless (x) you provide written notice of the event within the 60-day period following the occurrence of such Good Reason event, and (y) the Company has not cured such event within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty-day cure period following receipt by the Company of your written notice expires and the Company shall not have cured such circumstances, and in such case your employment shall terminate for Good Reason if you provide notice to the Company within 15 days following the expiration of such thirty-day cure period that you wish to resign on account of “Good Reason,” and your termination date shall become effective on the first business day following the end of your 15 day notice period.

Notwithstanding the foregoing, all severance benefits will be contingent upon your execution of a fully effective and non-revocable general release of claims against the Company and its affiliates, in substantially the form attached hereto as Exhibit A (the “Release”), within 30 days following the termination of your employment, which release will be provided to you within five days of the termination of your employment.

NONDISCLOSURE:
You acknowledge that you will be bound by the terms of the Non-Disclosure Agreement, which you executed on even date in connection with your execution of this Agreement; including without limitation the non-competition, non-solicitation, non-disparagement, intellectual property and work-for-hire provisions contained therein.

SECTION 409A

COMPLIANCE:
Notwithstanding any provision to the contrary herein, no severance shall be paid pursuant to this Agreement unless the termination of your employment constitutes a “separation from service” (as such term is defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions).

To the maximum extent permitted under Section 409A of the Code (“Section 409A”), the severance payments and benefits payable under this Agreement are intended to be exempt from Section 409A in reliance on the “separation pay exception” under Treas. Reg. Section 1.409A-1(b)(9)(iii). If any payment, compensation or other benefit provided to you in connection with the termination of your employment is determined by the Company, in whole or in part, not to be so exempt and to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), then such “nonqualified deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month after the termination of your employment or (ii) the first regularly scheduled payroll date following your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date will be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from Section 409A, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may you designate the calendar year of payment of any severance benefits payable to you under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

MISCELLANEOUS:
The Company will be entitled to withhold from any amounts to be paid or benefits provided to you hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company will be entitled to rely on the advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

As a Company employee, you will be expected to abide by all Company rules and regulations.

Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you, nor shall any of the payments required or permitted to be made to you by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the CEO at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law doctrine.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

This Agreement forms the complete statement of your employment terms with the Company, and supersedes any other agreements made to you by anyone, whether oral or written, including without limitation, any previously received candidate term sheet. This Agreement may not be amended or revised except by a writing signed by the parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Page Follows]

If you are in agreement with the foregoing, please execute this Agreement at the signature line below and return an executed copy to my attention.

Very truly yours,

/s/ Thomas G. Vellios
Thomas G. Vellios
Chief Executive Officer

Accepted and agreed to by:

/s/ Joel D. Anderson
Joel D. Anderson

Date: June 8, 2014

EXHIBIT A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments described in the employment agreement between Five Below, Inc. (the “Company”) and Joel D. Anderson (“you”) dated June 8, 2014, (the “Employment Agreement”); thus, by executing this general release (“General Release”), you, on your own behalf and on behalf of your heirs, estate and beneficiaries, generally release and forever discharge the Company, its predecessors, successors or assigns, affiliates, shareholders or members, and their respective managers, members, partners, officers, directors, agents and employees and each of their heirs, executors, successors and assigns (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have, against any of the Released Parties, arising out of or relating to your employment relationship with the Company, and/or your separation from that employment relationship, including but not limited to:
a.    All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.
b.    All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Americans with Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; and any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes under any applicable state or local laws or ordinances or any other legal restrictions on the Released Parties’ rights.
c.    All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; your activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.
d.    All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites including payments, benefits, and reimbursements; except as otherwise provided in the Employment Agreement.
e.    All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.
f.    All claims for attorneys’ fees, costs, and interest.
The foregoing release shall not extend to the following: (i) your rights to receive severance under the terms of the Employment Agreement; (ii) any rights you may have to receive vested amounts under any of the Company's employee benefit plans and/or pension plans or programs; (iii) your rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA);  (iv) any rights or claims that the law does not allow to be released and/or waived by private agreement; (v) any rights or claims that are based on events occurring after the date on which you sign this General Release; (vi) any rights or claims that you have relating to your outstanding equity rights to receive shares of common stock of the Company, as well as any shares of common stock of the Company that you own and (vii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that you may have with respect to any claims made or threatened against you in your capacity as a director, officer or employee of the Company.  You acknowledge and agree that even though claims and facts in addition to those now known or believed by you to exist may subsequently be discovered, it is your intention to fully settle and release all claims you may have against the Released Parties, whether known, unknown or suspected.
It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.
This General Release shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release.
You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so, and to the extent you deem appropriate, you have fully availed yourself of this right. You acknowledge that you have executed this General Release knowingly and voluntarily with full understanding of its terms and after having been advised and having had the opportunity to seek and receive advice and counsel from your attorney. You acknowledge that you have been given a period of at least 21 days within which to consider this General Release or have knowingly and voluntarily waived your right to do so. You understand that you may revoke this General Release during the seven days following the execution of this General Release by delivering notice to the Company. If no such revocation occurs, this General Release shall become effective on the eighth day following the execution of this General Release.
[Signature Page Follows]

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Released Parties from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

         ___________________________
Date                        Joel D. Anderson

FIVE BELOW, INC.
1818 MARKET STREET
SUITE 2000
PHILADELPHIA, PENNSYLVANIA 19103

June 8, 2014
Dear Joel:
In connection with your potential employment with Five Below, Inc. (the “Company”), from time to time, the Company may provide you with, or you may otherwise obtain, confidential information regarding the Company and its business (the “Business”).
1.All information about the Company and the Business furnished by the Company or on the Company’s behalf to you, or otherwise obtained by you in connection with your employment with the Company, is referred to in this letter agreement as “Proprietary Information.” For purposes of this letter agreement, Proprietary Information: (a) shall include all documents which are prepared by you, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you are sometimes referred to herein as “Evaluation Documents”); and (b) shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you.
2.Unless otherwise agreed to in writing by the Company, you agree that you will keep all Proprietary information confidential and not disclose or reveal any Proprietary Information to any person.
3.You agree that you will, upon the Company’s request, promptly deliver to the Company all Proprietary Information in your possession or control.
4.In consideration of your employment with the Company and the Company’s providing you with, or your otherwise obtaining, the Proprietary Information, you agree that: (A) if your employment with the Company is terminated without “Cause” or if you resign your employment with “Good Reason” (as such terms are defined in the Letter Agreement between you and the Company with even date hereof), for the period, if any, to which you may be entitled to receive severance benefits or (B) if your employment with the Company terminates or is terminated for any other reason, for a period of two (2) years from the date of the termination, you will not, either directly or indirectly, on your own behalf or in the service of or on behalf of others, together with or on behalf of any other person: (a) engage or participate, or provide any service to any person that is engaged or plans to engage, (i) in a business that is directly competitive with the Business, (ii) in a business that sells at retail more than a majority of its product at fixed price points of $ 10 (or integral multiples thereof) or less or any combination of one or more price points of $10, (or integral multiples thereof) or less, such as by way of example, the retailer B Tween $1 and Five, or (iii) in a business that devotes a majority of its sales area to the retail sale of party goods, or is known as a party store, such as (by way of example and not limitation): Party City or Factory Card Outlet; or (b) solicit, recruit, hire or attempt to solicit, recruit or hire, any employee of the Company.
5.If any court determines that any provision of this letter agreement is unenforceable because of its duration or geographic scope or otherwise, then that court will have the power to modify such provision and, in its amended form, such provision will then be enforceable.
6.In the event that any provision in this letter agreement is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
7.Without prejudice to the rights and remedies otherwise available to the Company, you agree that the Company shall be entitled to equitable relief by way of injunction if you breach or threaten to breach any of the provisions of this letter agreement. In the event that the Company should seek an injunction or other equitable relief hereunder, you hereby waive any requirement that the Company post a bond or any other security. It is understood that any failure or delay by the Company in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof. In the event that the Company is the prevailing party in any action or proceeding under this letter agreement, then you shall pay all costs and expenses incurred by the Company in connection therewith (including, without limitation, reasonable attorney’s fees).
8.This letter agreement constitutes the entire and exclusive agreement between the parties respecting the subject matter hereof, superseding all prior discussions, agreements or arrangements, whether oral or written, with respect to the subject matter thereof. This letter agreement may not be amended unless in writing and signed by both parties.
9.By executing this agreement, you are acknowledging that you have been provided with ample time to carefully review each of the provisions of this letter agreement and to consult with counsel of your choice, and that you fully understand each of the provisions of this agreement.
10.This letter agreement may be executed and delivered by facsimile signature in two or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.
11.This letter agreement, its interpretation and enforcement, shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly therein.
Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.
Yours truly,

FIVE BELOW, INC.

By:    /s/Thomas G. Vellios
Thomas G. Vellios
President & Chief Executive Officer

Accepted and Agreed:
/s/ Joel D. Anderson
Joel D. Anderson